Exhibit 99.1

Amicus Therapeutics Appoints Michael A. Kelly to its Board of Directors

CRANBURY, N.J., December 2, 2020 – Amicus Therapeutics (Nasdaq: FOLD) today announced the election and appointment of Michael A. Kelly to its Board of Directors. Mr. Kelly is a proven leader with more than two decades of executive experience in the life sciences industry serving in various strategic finance and operations positions, including Chief Financial Officer and board member of multiple biotechnology companies.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “On behalf of our Board of Directors, I am pleased to announce Michael Kelly’s appointment to the Amicus Board. Michael’s wealth of knowledge and experience managing and growing global, multi-product organizations in the biotech sector will be invaluable as we look toward the future and he will add much to our mission at Amicus for patients and for shareholders. Michael’s appointment complements our existing strong group of directors and senior leaders as we continue to build one of the world’s leading global biotechnology companies.”

Currently, Mr. Kelly is President of Sentry Hill Partners, LLC, a global life sciences transformation and management consulting business, which he founded in 2018. He previously spent 14 years in senior and executive leadership positions with Amgen Inc., one of the world’s largest biotechnology companies. Most recently, he was senior vice president of Amgen’s Global Business Services division. Mr. Kelly twice served as Amgen’s acting CFO. He also was vice president of multiple domestic and international business units. As vice president and CFO of Amgen’s international commercial operations, Mr. Kelly developed and executed a strategy to expand the company’s emerging markets footprint. From 2000 to 2003, Mr. Kelly was CFO of publicly traded TANOX, Inc. He also held financial leadership positions with BIOGEN, Inc., and NutraSweet Kelco Company, a subsidiary of Monsanto Life Sciences.

Mr. Kelly is an independent member of the board of directors for publicly traded Aprea Therapeutics, DMC Global, Inc., NeoGenomics, Inc., and Hookipa Pharma, Inc. In addition, he serves on the Council of Advisors and was the former audit committee chairman for Direct Relief, a humanitarian aid organization focused on health outcomes and disaster relief. Mr. Kelly received a Bachelor of Science degree in business administration from Florida A&M University.

“Amicus is at the forefront of science and innovation, with a unique dedication to people living with rare diseases. I am excited to be joining the Board at such an important time in the Company’s growth and contributing on its path in becoming one of the world’s leading biotechnology companies,” said Mr. Kelly.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare metabolic diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a robust pipeline of cutting-edge, first- or best-in-class medicines for rare metabolic diseases. For more information please visit the company’s website at www.amicusrx.com, and follow us on Twitter and LinkedIn.

CONTACT:

Investors:

Amicus Therapeutics

Andrew Faughnan

Director, Investor Relations

afaughnan@amicusrx.com

(609) 662-3809

Media:

Amicus Therapeutics

Diana Moore

Head of Global Corporate Communications

dmoore@amicusrx.com

(609) 662-5079

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